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                                                                    EXHIBIT 99.1

[QLT Inc. Letterhead]


n e w s    r e l e a s e


        QLT TEMPORARILY SUSPENDS NEW PATIENT ACCRUAL IN PHASE III STUDIES
                 OF TARIQUIDAR PENDING PLANNED INTERIM ANALYSIS

        Data from the Previously Planned Interim Analysis to be Available by the End of the Second Quarter

FOR IMMEDIATE RELEASE                                          FEBRUARY 21, 2003

VANCOUVER, CANADA--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that enrollment of additional patients in its ongoing phase III studies of tariquidar in non-small cell lung cancer patients is being suspended for approximately three months pending the completion of the planned interim safety and efficacy analysis by an Independent Data and Safety Monitoring Committee (DSMC).

The DSMC has recommended that accrual to the trials be temporarily halted until all patients currently enrolled have been followed for a minimum of three months and that the patients should continue to be treated and followed according to the protocol. The committee also stated that all data should remain blinded and that the intention of this halt in accrual is to permit, for those patients already entered, acquisition and review of additional data on safety and efficacy. The DSMC concluded that the recommendations above "provided the best opportunity for these trials to remain intact and to serve, in their entirety as pivotal registration trials for regulatory purposes."

The DSMC is an independent panel of experts who are not participating in the studies. The primary responsibility of the DSMC is to oversee the studies and safeguard the interests of current and future participants in these trials. The DSMC has not reviewed any efficacy data for the trials. Accrual in the two Phase III studies had already reached the threshold number of patients required for the three-month interim analysis. The DSMC felt that a review of the patients enrolled to date would be sufficient "to permit an assessment of differences in response rates between the two arms of the trial, and to provide information on short to mid term differences in survival" and to make an initial assessment of therapeutic benefit to potential risk.

ABOUT TARIQUIDAR

Enrollment began in June 2002, for the two phase III clinical trials using tariquidar as an adjunctive treatment in combination with first-line chemotherapy for non-small cell lung cancer (NSCLC) patients. Approximately 1000 patients were to be enrolled in two randomized, multi-centered, placebo-controlled trials using tariquidar in combination with two of the most commonly used chemotherapy regimens (paclitaxel plus carboplatin or vinorelbine alone).


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The trials, being conducted at roughly 100 centers located throughout North
America and Europe, are designed to demonstrate the ability of tariquidar to enhance the efficacy of chemotherapy agents. This occurs by preventing or overcoming resistance due to overexpression of P-glycoprotein (P-gp), a membrane protein that pumps chemotherapeutic agents out of cancer cells. Overall survival is the primary end-point in both trials. The U.S. Food and Drug Administration
(FDA) has granted fast track review status to tariquidar for the treatment of multi-drug resistance in first-line treatment of NSCLC patients.

Upon successful completion of the phase III program, it is anticipated that QLT will file for approval of tariquidar in North America for use in combination with first-line chemotherapy in advanced NSCLC in 2005. NSCLC is the first of several indications for which tariquidar will be investigated. QLT is also continuing its phase II trial with tariquidar in patients with refractory breast cancer at the University of Texas MD Anderson Cancer Center. Tariquidar was in-licensed from Xenova Group plc (NASDAQ NM: XNVA; London Stock Exchange: XEN) for the development and marketing rights in North America in August 2001.

ABOUT QLT

QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development, and commercialization of innovative therapies to treat cancer, eye diseases and immune disorders. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne(R) therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com

CONFERENCE CALL INFORMATION

QLT Inc. will hold an analyst and institutional investor conference call to discuss this item on Friday, February 21 at 8:30 a.m. EST (5:30 a.m. PST). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at (416) 695-5800, access code 1381104.


                                      -30-



QLT Inc.:                                              Media Contact:
--------                                               -------------
Therese Hayes                                          Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486              Telephone: 604-788-5144
Fax: 604-707-7001

Visudyne(R)is a trade mark of Novartis AG

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."


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Certain statements in this press release constitute "forward-looking statements"
of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to: the planned continuation of the trial for a three month period, when the interim analysis by the DSMC is scheduled to occur, the anticipation of future recommendations of the DSMC, the potential of the trial to serve as a pivotal trial for regulatory purposes, the anticipated filing of regulatory approval and the plan to investigate tariquidar in other indications. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to:, clinical development programs may not be successful, and other factors described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.


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